September 1, 2009

Contact:	David J. Christensen President and Chief Executive Officer ASA Limited (800) 432-3378 or (716) 883-2428

FOR IMMEDIATE RELEASE

ASA LIMITED ANNOUNCES GOLD MARKET REVIEW AND CORPORATE UPDATE CONFERENCE CALL AND WEBCAST

Buffalo, New York, September 1, 2009 – ASA Limited (NYSE:ASA), a closed-end fund specializing in gold and other precious mineral investments worldwide, will present a gold market update and outlook, as well as a review of corporate activities, in a conference call and webcast scheduled for Thursday, September 3, 2009, at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time).

ASA Limited’s President and Chief Executive Officer, David Christensen, will present the Company’s view on world gold supply and demand fundamentals and provide an update of corporate activities. Mr. Christensen, a former highly-ranked gold industry analyst, is well-known as an expert in the gold markets.

Dial-in information is as follows:

Live Participant Dial-in (Toll Free U.S.): Live Participant Dial-in (International):	877-407-9210 201-689-8049
Slide viewing: Date: Time:	www.asaltd.com September 3, 2009 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time)

The call is being simultaneously webcast and can be accessed for viewing the accompanying visuals, or for a listen-only mode, by going to the Company’s website at www.asaltd.com and clicking on “Live Conference Call” on the Home page. A question and answer period will be available for participants calling in at the telephone numbers above.

A replay of the webcast will be available shortly following the conference call for a limited time. You can find the archived presentation by going to the Company’s website at www.asaltd.com and clicking on “Conference Calls and Webcasts,” which appears toward the bottom of the Home page and on the “Investor Information” page.

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